UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 12, 2015 (August 11, 2015)

Alcentra Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	1-36447	46-2961489
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

200 Park Avenue, 7th Floor
New York, NY 10166

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 922-8240

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Amendment to the Revolving Credit Facility

On August 11, 2015 (the “Closing Date”), Alcentra Capital Corporation (the “Company”) entered into Amendment No. 3 (the “Amendment”) to its Senior Secured Revolving Credit Agreement dated as of May 8, 2014 (as amended from time to time, the “Revolving Credit Facility”) and an Incremental Commitment Agreement to the Revolving Credit Facility (the “Incremental Commitment Agreement”) each with certain lenders party thereto and ING Capital LLC, as administrative agent (the “Administrative Agent”).

The Revolving Credit Facility was amended to, among other things, (i) increase the accordion feature to allow for a future increase of the total commitments up to $250,000,000, subject to satisfaction of certain conditions at the time of any such future increase; (ii) extend the revolving period to the fourth anniversary of the Closing Date; and (iii) provide that, if the Company and certain of its subsidiaries reach a combined net worth of $230 million, as determined in accordance with the Revolving Credit Facility, the interest rate per annum applied to borrowings under the Revolving Credit Facility will be reduced (x) in the case of alternate base rate loans, from 2.25% to 2.00% (plus, in each case, the highest of (A) a prime rate, (B) the Federal Funds rate plus 0.5%, (C) three month LIBOR plus 1%, and (D) zero) and (y) in the case of eurocurrency loans, from 3.25% to 3.00% (plus, in each case, the one, three or six month LIBOR rate, as applicable). The Incremental Commitment Agreement provides for increased commitments under the Revolving Credit Facility of $20 million.

As of August 11, 2015, total commitments under the Revolving Credit Facility are $135 million.

Borrowings under the Revolving Credit Facility are subject to, among other things, a minimum borrowing/collateral base and substantially all of the Company’s assets are pledged as collateral under the Revolving Credit Facility. In addition, the Revolving Credit Facility requires the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations and (iii) agree to comply with various affirmative and negative covenants. The documentation for the Revolving Credit Facility also includes default provisions such as the failure to make timely payments under the Revolving Credit Facility, the occurrence of a change in control and the failure by the Company to materially perform under the operative agreement governing the Revolving Credit Facility, which, if not complied with, could accelerate repayment under the Revolving Credit Facility, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.

The foregoing description of the Incremental Commitment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Incremental Commitment Agreement attached hereto as Exhibit 10.2.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 3 to the Senior Secured Revolving Credit Agreement, dated as of August 11, 2015, by and among the Company as borrower, the Lenders party thereto and ING Capital LLC, as Administrative Agent, Arranger and Bookrunner.

10.2	Incremental Commitment Agreement, dated as of August 11, 2015, by and among the Company, as borrower, the Increasing Lenders party thereto and ING Capital LLC, as Administrative Agent and Collateral Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2015	ALCENTRA CAPITAL CORPORATION

	By:	/s/ Paul J. Echausse
Name: Paul J. Echausse Title: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 3 to the Senior Secured Revolving Credit Agreement, dated as of August 11, 2015, by and among the Company as borrower, the Lenders party thereto and ING Capital LLC, as Administrative Agent, Arranger and Bookrunner.

10.2	Incremental Commitment Agreement, dated as of August 11, 2015, by and among the Company, as borrower, the Increasing Lenders party thereto and ING Capital LLC, as Administrative Agent and Collateral Agent.